Exhibit 10.6
Schedule of 2007 Salary and Target Bonus for Named
Executive Officers (as defined in Item 402(a)(3) of regulation S-K)
Effective May 1, 2007, the annual salary compensation for each of the Named Executive Officers is:
     Robert J. Keegan, Chairman of the Board, Chief Executive Officer and President, $1,190,000.
     Richard J. Kramer, President, North American Tire and Chief Financial Officer, $560,000.
     C. Thomas Harvie, Senior Vice President, General Counsel and Secretary, $480,000.
     Joseph M. Gingo, Executive Vice President, Quality Systems and Chief Technical Officer, $394,000.
     Target bonuses for 2007 under the Company’s Performance Recognition Plan for each of the Named Executive Officers are:
     Mr. Keegan, $1,750,000;
     Mr. Kramer, $500,000;
     Mr. Harvie, $300,000; and
     Mr. Gingo, $260,000.
     Payment of 2007 bonuses will be made from a payment pool, the size of which will depend on the extent to which the specific financial performance targets established by the Committee are met. The target aggregate payment pool for 2007 is approximately $31 million. Earnings before interest and taxes less finance charges (“EBIT”) and operating cash flow are the financial performance measures for corporate officers under the Performance Recognition Plan for fiscal year 2007. For officers of the Company's operating units the performance measures are the operating unit's net sales, less cost of goods sold and selling, administrative and general expenses and the operating unit's operating cash flow. Funding of the 2007 payment pool will be based 50% on each performance measure and could range from zero to 200% of the target amount depending on the level of operating cash flow and EBIT achieved, as such levels may be adjusted for non-recurring restructuring charges, significant one-time unanticipated, non-operating or extraordinary events, and other qualitative factors recommended by the CEO and approved by the Committee. Funding of the payment pool for officers of the operating units, is based 60% on that operating unit's results and 40% on overall company results. In addition, payouts for the participants may be adjusted based on individual performance.